UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)

Amendment No. 1
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12
GREENHILL & CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 11, 2011
Dear Stockholders:
     You are cordially invited to join us for our 2011 annual meeting of stockholders, which will be held on Wednesday, April 20, 2011, at 11:00 am ET, at the Waldorf-Astoria, 301 Park Avenue, New York, New York 10022. Holders of record of our common stock as of March 1, 2011 are entitled to notice of and to vote at the 2011 annual meeting.
     The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our stockholders.
     We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. Stockholders of record also have the option of voting their shares via the Internet. Instructions on how to vote via the Internet are on the proxy card.
     If your shares are held in the name of a broker, bank, trust or other nominee, you will need proof of ownership to be admitted to the meeting, as described under “How can I attend the meeting?” on page 3 of the proxy statement.
     We look forward to seeing you at the annual meeting.
Sincerely,

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, April 20, 2011 at 11:00 a.m., Eastern Time

Place:	Waldorf-Astoria 301 Park Avenue New York, New York 10022

Items of Business:	1. The election of directors.

2. The ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2011.

3. Advisory vote on our executive compensation.

4. Advisory vote on the frequency of future advisory votes on our executive compensation.

5. Any other business that may properly be considered at the meeting or at any adjournment of the meeting.

Record Date:	You may vote at the meeting if you were a stockholder of record at the close of business on March 1, 2011.

Voting by Proxy or via the Internet:	Whether or not you plan to attend the annual meeting in person, please vote your shares by proxy or via the Internet to ensure they are represented at the meeting. You may submit your proxy vote by completing, signing and promptly returning the enclosed proxy card by mail. Instructions on how to vote via the Internet are on the proxy card.

By Order of the Board of Directors

Secretary

i

     Greenhill & Co., Inc. (which we refer to as “Greenhill” or “we” in this proxy statement) is soliciting proxies for use at the annual meeting of stockholders to be held on April 20, 2011, and at any adjournment or postponement of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to stockholders on or about March 11, 2011.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
What is the purpose of the meeting?
     At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of directors and ratification of the selection of our independent auditors as well as advisory votes on our executive compensation and the frequency of future advisory votes on our executive compensation. Also, management will report on matters of current interest to our stockholders and respond to questions.
Who is entitled to vote at the meeting?
     The Board has set March 1, 2011, as the record date for the annual meeting. If you were a stockholder of record at the close of business on March 1, 2011, you are entitled to vote at the meeting. As of the record date, 29,658,014 shares of common stock were issued and outstanding and, therefore, eligible to vote at the meeting.
What are my voting rights?
     Holders of our common stock are entitled to one vote per share. Therefore, a total of 29,658,014 votes are entitled to be cast at the meeting. There is no cumulative voting.
How many shares must be present to hold the meeting?
     In accordance with our bylaws, holders of a majority of the outstanding shares of common stock entitled to vote at a meeting of stockholders must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:
•	you are present and vote in person at the meeting;

•	you have properly submitted a proxy card by mail; or

•	you have properly voted via the Internet.
How do I submit my proxy vote?
     If you are a stockholder of record, you can give a proxy to be voted at the meeting by completing, signing and mailing the enclosed proxy card.
     If you wish to vote using a proxy, please return your signed proxy card to us before the annual meeting.
     If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or nominee how to vote your shares.
What is the difference between a stockholder of record and a “street name” holder?
     If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.
     If your shares are held in a stock brokerage account or by a broker, bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above under “How do I submit my proxy vote?”
What does it mean if I receive more than one proxy card?
     If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card you receive.
How do I vote via the Internet?
     Internet voting information is provided on the proxy card. A control number, which is the number located below the account number on the proxy card, is designated to verify a stockholder’s identity and allow the stockholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet, please do not return a signed proxy card. Stockholders who hold their shares through a bank of broker can vote via the Internet if that option is offered by the bank or broker.
Can I vote my shares in person at the meeting?
     If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and then decide to vote in person at the annual meeting, the vote you submit at the meeting will override your proxy vote.
     If you are a street name holder, you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.
What vote is required for the election of directors or for a proposal to be approved?
     The approval of a plurality of the votes of the shares present at the meeting is required for the election of directors. The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of our independent auditors.
How are votes counted?
     You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. For the advisory vote on the frequency of future advisory compensation, you may choose among the following alternatives: “EVERY YEAR,” “EVERY TWO YEARS,” “EVERY THREE YEARS” or “ABSTAIN.” You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals. The advisory votes are not binding on the Board of Directors, but we value your vote and will consider the results carefully.
     If you submit your proxy or vote via the Internet but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.
     If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.
     The New York Stock Exchange permits a member broker who holds shares in street name for customers to use its discretion to vote on “routine matters” but member brokers cannot vote on the election of directors or on the executive compensation-related proposals if the broker has not received instructions from the beneficial owner of the shares. We therefore urge you to give voting instructions to your broker on all proposals.

How does the Board recommend that I vote?
     The Board of Directors recommends a vote:
•	FOR all of the nominees for director;

•	FOR the advisory resolution to approve our executive compensation;

•	FOR a frequency of every THREE years for future stockholder advisory votes on our executive compensation; and

•	FOR the ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2011.
What if I do not specify how I want my shares voted?
     If you submit a signed proxy card or vote via the Internet but do not specify how you want to vote your shares, we will vote your shares:
•	FOR all of the nominees for director;

•	FOR the advisory resolution to approve our executive compensation;

•	FOR a frequency of every THREE years for future stockholder advisory votes on our executive compensation; and

•	FOR the ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2011.
Can I change my vote after submitting my proxy?
     Yes. Whether you vote by mail or via the Internet, you may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:
•	By sending a written notice of revocation to the Secretary of Greenhill;

•	By submitting a later-dated proxy to the Secretary of Greenhill;

•	By voting via the Internet at a later time; or

•	By voting in person at the meeting.
Will my vote be kept confidential?
     Yes. We have procedures to ensure that, regardless of whether stockholders vote by mail, via the Internet or in person, (1) all proxies, ballots and voting tabulations that identify stockholders are kept permanently confidential, except as disclosure may be required by federal or state law or expressly permitted by a stockholder; and (2) voting tabulations are performed by an independent third party.
How can I attend the meeting?
     You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. You also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership.
     Please let us know if you plan to attend the meeting when you return your proxy, by marking the attendance box on the proxy card.

Who pays for the cost of proxy preparation and solicitation?
     Greenhill pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders.
     We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone or facsimile or personally. These individuals will receive no additional compensation for their services other than their regular compensation.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS
     Our executive officers and directors are encouraged to own Greenhill common stock, par value $.01 per share, to further align management’s and stockholders’ interests.
     The following table shows how many shares of our common stock were beneficially owned as of February 26, 2011, by each of our directors and executive officers named in the 2010 Summary Compensation Table in this proxy statement, and by all of our directors and executive officers as a group. To the best of our knowledge, based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended, except as noted below no stockholder beneficially owned more than five percent of our common stock as of March 1, 2011. The percentage has been calculated on the basis of 29,658,014 shares of common stock outstanding as of March 1, 2011 (excluding treasury stock).
     The address for each listed stockholder (other than as indicated in the notes) is: c/o Greenhill & Co., Inc., 300 Park Avenue, 23rd Floor, New York, New York 10022. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Shares Beneficially
	Owned
Name of Beneficial Owner	Number	Percent
Directors and Named Executive Officers:
Robert F. Greenhill (1)	1,328,286	4.5%
Scott L. Bok (2)	443,044	1.5%
Richard J. Lieb	31,009	*
Harold J. Rodriguez, Jr. (3)	57,997	*
Ulrika Ekman	13,886	*
John C. Danforth	7,189	*
Steven F. Goldstone	10,107	*
Stephen L. Key	7,529	*
Robert T. Blakely	—	*
All Directors and Executive Officers as a group (9 persons)	1,899,047	6.4%
5% Stockholders:
Morgan Stanley (4)	3,560,561	12.0%
Blackrock (5)	1,712,011	6.0%
T. Rowe Price Associates, Inc. (6)	2,433,398	8.0%
Generation Investment Management LLP (7)	1,380,474	5.0%
Waddell Reed Financial Inc. (8)	1,745,419	6.0%

*	Less than 1% of the outstanding shares of common stock.

(1)	Mr. Greenhill’s beneficial ownership is calculated by attributing to him all shares of our common stock owned by him and by two entities controlled by him. The first entity is Greenhill Family Limited Partnership, a Delaware limited partnership, which owns 989,524 of our shares. The second entity is Riversville Aircraft Corporation II, a Delaware corporation, which owns 239,680 of our shares. Mr. Greenhill expressly disclaims beneficial ownership of the shares of common stock held by other members of his family in Greenhill Family Limited Partnership.

(2)	Includes 206,783 shares held by the Bok Family Foundation. Mr. Bok disclaims beneficial ownership of the shares held by the Bok Family Foundation.

(3)	Includes 57,997 shares held by Jacquelyn F. Rodriguez.

(4)	Address: 1585 Broadway, New York, NY 10036.

(5)	Address: 40 East 52nd Street, New York, NY 10022.

(6)	Address: 100 E. Pratt Street, Baltimore, MD 21202.

(7)	One Vine Street, London, W1J 0AH, United Kingdom.

(8)	6300 Lamar Avenue, Overland Park, KS 66202.
     Our executive officers are not permitted to hedge or otherwise dispose of the economic risk of ownership of these shares or any other shares owned by them through short sales, option transactions or use of derivative instruments. See “Executive Compensation — Compensation Discussion and Analysis — Executive Stock Ownership” below.
     Messrs. Greenhill, Bok, Lieb and Rodriguez and Ms. Ekman are employees of Greenhill. They beneficially own approximately 6% of our common stock in the aggregate. In addition, other employees of Greenhill beneficially own approximately 8% of the common stock of Greenhill.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and beneficial owners of more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Such persons are required to furnish us with copies of these reports. We believe that all Section 16(a) filing requirements applicable to our executive officers and directors for 2010 were satisfied.

ITEM 1 — ELECTION OF DIRECTORS
     The number of directors currently serving on our Board of Directors (which we also refer to as our “Board”) is six. Each director who is elected will serve a one-year term. Each of the nominees has agreed to serve as a director if elected. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee selected by the Board of Directors.
     The nominees for election as director have provided the following information about themselves.
     Robert F. Greenhill, 74, our founder, has served as our Chairman since the time of our founding in 1996 and served as our Chief Executive Officer between 1996 and October 2007. Mr. Greenhill was a member of our Management Committee since its formation in January 2004 until October 2007. In addition, Mr. Greenhill has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. Prior to founding and becoming Chairman of Greenhill, Mr. Greenhill was chairman and chief executive officer of Smith Barney Inc. and a member of the board of directors of the predecessor to the present Travelers Corporation (the parent of Smith Barney) from June 1993 to January 1996. From January 1991 to June 1993, Mr. Greenhill was president of, and from January 1989 to January 1991, Mr. Greenhill was a vice chairman of, Morgan Stanley Group, Inc. Mr. Greenhill joined Morgan Stanley in 1962 and became a partner in 1970. In 1972, Mr. Greenhill directed Morgan Stanley’s newly-formed mergers and acquisitions department. In 1980, Mr. Greenhill was named director of Morgan Stanley’s investment banking division, with responsibility for domestic and international corporate finance, mergers and acquisitions, merchant banking, capital markets services and real estate. Also in 1980, Mr. Greenhill became a member of Morgan Stanley’s management committee. We chose to nominate Mr. Greenhill as a director because he is the founder of our firm and has nearly fifty years of experience in our industry.
     Scott L. Bok, 51, has served as Chief Executive Officer since April 2010, served as Co-Chief Executive Officer between October 2007 and April 2010, and served as our U.S. President between January 2004 and October 2007. He has also served as a member of our Management Committee since its formation in January 2004. In addition, Mr. Bok has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. Mr. Bok joined Greenhill as a Managing Director in February 1997. Before joining Greenhill, Mr. Bok was a managing director in the mergers, acquisitions and restructuring department of Morgan Stanley & Co., where he worked from 1986 to 1997, based in New York and London. From 1984 to 1986, Mr. Bok practiced mergers and acquisitions and securities law in New York with Wachtell, Lipton, Rosen & Katz. Mr. Bok is a member of the board of directors of Iridium Communications Inc. (f/k/a GHL Acquisitions Corp.). Mr. Bok served as Chief Executive Officer and Chairman of the Board of Directors of GHL Acquisition Corp. from 2007 to 2009. He has also served as a member of the board of directors of Heartland Payment Systems (2001 — 2005) and Republic Group Insurance (2003 — 2007). We chose to nominate Mr. Bok as a director because he serves as our Chief Executive Officer and has more than twenty years of experience in our industry.
     John C. Danforth, 74, has served on our Board of Directors since February 2005. He served as the United States Representative to the United Nations between July 2004 and January 2005 and, except during his service at the United Nations, has been a partner in the law firm of Bryan Cave LLP since 1995. He served in the United States Senate from 1976 to 1995. Senator Danforth is a member of the board of directors of Cerner Corporation. He is ordained to the clergy of the Episcopal Church. We chose to nominate Mr. Danforth as a director because he was personally known to members of our management, who respected Mr. Danforth’s high integrity, sense of ethics and experience with government matters; we believe that his long record of outstanding public service enables Mr. Danforth to bring incremental perspectives to our Board.

     Steven F. Goldstone, 65, has served on our Board of Directors since July 2004. He currently manages Silver Spring Group, a private investment firm. From 1995 until his retirement in 2000, Mr. Goldstone was chairman and chief executive officer of RJR Nabisco, Inc. (which was subsequently named Nabisco Group Holdings following the reorganization of RJR Nabisco, Inc.). Prior to joining RJR Nabisco, Inc., Mr. Goldstone was a partner at Davis Polk & Wardwell, a law firm in New York City. He is also the non-executive Chairman of ConAgra Foods, Inc. and a member of the board of directors of Merck & Co. Mr. Goldstone served as a member of the board of directors of Trane, Inc. (f/k/a American Standards Companies, Inc.) from 2002 until 2008. We chose to nominate Mr. Goldstone as a director because he was personally known to several members of our management, who respected Mr. Goldstone’s high integrity and business acumen. We believe Mr. Goldstone’s past experience in a service industry similar to ours as well as his experience as the leader of a complex publicly traded company enables Mr. Goldstone to provide valuable experience to our Board.
     Stephen L. Key, 67, has served on our Board of Directors since May 2004. Since 2003, Mr. Key has been the sole proprietor of Key Consulting, LLC. From 1995 to 2001, Mr. Key was the Executive Vice President and Chief Financial Officer of Textron Inc., and from 1992 to 1995, Mr. Key was the Executive Vice President and Chief Financial Officer of ConAgra, Inc. From 1968 to 1992, Mr. Key worked at Ernst & Young, serving in various capacities, including as the Managing Partner of Ernst & Young’s New York Office from 1988 to 1992. Mr. Key is a Certified Public Accountant in the State of New York. Mr. Key is also a member of the board of directors of Forward Industries, Inc. and 1-800-Contacts, Inc. Mr. Key served as a member of the board of directors of Sitel, Inc. from 2007 until 2008. We chose to nominate Mr. Key as a director because he was personally known to several members of our management, who respected Mr. Key’s high integrity and financial expertise. We believe Mr. Key’s deep accounting experience and his previous management experience at several public companies adds significant support both to the Board of Directors and the management team in considering accounting, finance and related matters.
     Robert T. Blakely, 69, has served on our Board of Directors since April 2009. Since 2008, Mr. Blakely has served as the President of Performance Enhancement Group, a position he previously held from 2002 to 2003. From February 2006 to January 2008, Mr. Blakely served as Executive Vice President of Fannie Mae and from February 2006 to August 2007 as its Chief Financial Officer. From 2003 to 2006, Mr. Blakely served as Executive Vice President and Chief Financial Officer of MCI. From 1999 to 2002 he served as Executive Vice President and Chief Financial Officer of Lyondell Chemical. From 1981 to 1999 he served as Executive Vice President and Chief Financial Officer of Tenneco, Inc. From 1971 to 1981 Mr. Blakely was with Morgan Stanley. Mr. Blakely is a member of the board of directors of Westlake Chemical Corporation, Natural Resource Partners L.P. and Ally Financial Inc. (formerly GMAC, Inc.). Mr. Blakely is Vice Chairman of the Board of Trustees of the Financial Accounting Federation, the oversight body for the Financial Accounting Standards Board. We chose to nominate Mr. Blakely as a director because he was personally known to several members of our management, who respected Mr. Blakely’s high integrity and financial expertise. We believe Mr. Blakely’s financial expertise and previous management experience at public companies in several different industries, including the financial services industry, brings additional perspectives to the oversight of our business.
     The Board of Directors recommends a vote FOR the election of all of the director nominees. Proxies will be voted FOR the election of the nominees unless otherwise specified.

ITEM 2 — ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION
     In accordance with the recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are asking stockholders to approve an advisory resolution on the our executive compensation as reported in this proxy statement.
Summary of our Executive Compensation
     Our executive compensation programs are designed to attract, motivate and retain executive leadership necessary for Greenhill to achieve long-term success and increase stockholder value, taking into account the critical importance of human capital to our business. We are committed to utilizing the executive compensation program to reinforce our ownership culture and broaden employee ownership over time.
     The components of our compensation for our executive officers and other professional employees have remained unchanged since the time of our initial public offering in 2004:
•	a competitive base salary, and

•	incentive compensation, based on our operating performance and each individual’s contribution to revenue as well as the development of our client base and market position and, where applicable, management, generally consisting of
•	an annual incentive compensation in the form of cash, and/or

•	long-term incentive compensation in the form of restricted stock units with a five year vesting period.
     The relative percentage of these components is not fixed, giving the Compensation Committee the flexibility to adjust the mix of compensation as circumstances change. This year, none of our executive officers will receive any annual incentive compensation in the form of cash and the long term incentive compensation granted in the form of restricted stock units will vest in its entirety on January 1, 2016, subject to continued employment until the vesting date. We believe that the lack of turn-over among our executive officers together with our stockholder returns since our IPO confirm the effectiveness of our compensation practices. Our total stockholder return over the 1-, 3-, and 5-year periods was 4.4%, 32.9%, and 62.3%, respectively. We encourage our stockholders to read our Compensation Discussion and Analysis in its entirety.
     We are asking our stockholders to approve the following advisory resolution at our 2011 annual meeting:
          “RESOLVED, that the stockholders of Greenhill & Co., Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, which disclosure includes the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the proxy statement for the Company’s 2011 annual meeting of stockholders.”
          This advisory resolution, commonly referred to as “say-on-pay”, is not binding on the Compensation Committee or the Board of Directors. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

     The Board of Directors recommends that you vote FOR the approval of the advisory resolution to approve our executive compensation.
ITEM 3 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON OUR EXECUTIVE COMPENSATION
     In accordance with the recently adopted Dodd-Frank Act, we are asking stockholders to vote on whether future advisory votes on our executive compensation should occur every year, every two years, or every three years. Stockholders may also abstain from voting.
     After careful consideration, the Board of Directors recommends that future advisory votes on our executive compensation occur every three years. We believe this frequency is appropriate, among other reasons, because:
•	our compensation programs do not change significantly from year to year;

•	our compensation programs do not contain any significant risk to our stockholders; and

•	a longer period is necessary to assess the effectiveness of our compensation programs, in light of the long vesting period for our long-term incentive awards.
     Given that our compensation is comprised of several components which are designed to work together over a five year time period and which are assessed by the Compensation Committee over a multi-year horizon, annual adjustments must be made with these long-term goals in mind; we do not believe frequent, short term changes will be in the best interests of our stockholders. In addition, while a more frequent vote on executive compensation will indicate that our stockholders have concerns about our compensation practices, it will not give us specific information about those concerns. We believe other available tools will provide more meaningful mechanisms for stockholders to state their views about specific aspects of our executive compensation program and policies: we are actively engaged in dialogues with our stockholders on a number of topics, and those whom we do not speak with on a regular basis can use the procedures set out in this proxy statement under “Information Regarding the Board of Directors and Corporate Governance — Procedures for Contacting the Board of Directors” to send letters to our directors to express their views.
     We believe that an advisory vote on executive compensation every three years will reflect the right balance of considerations in the normal course and foster a longer-term view of the effectiveness of our compensation program. While this vote on the frequency of future advisory votes on our executive compensation is not binding on the Board of Directors and it is possible that none of the alternatives receives a majority of votes, we will periodically reassess our views on frequency and can provide for an advisory vote on executive compensation on a more frequent basis if changes in our compensation programs or other circumstances suggest that such a vote would be appropriate.
     Stockholders will be able to specify one of four choices on the proxy card: three years, two years, one year or abstain.
     The Board of Directors recommends that you vote to conduct future advisory votes on our executive compensation every THREE years.

ITEM 4 — RATIFICATION OF SELECTION OF AUDITORS
     The Audit Committee of our Board of Directors has selected Ernst & Young LLP to continue to serve as our independent auditors for the year ending December 31, 2011. While it is not required to do so, our Board of Directors is submitting the selection of Ernst & Young LLP for ratification in order to ascertain the views of our stockholders on this appointment. If the selection is not ratified, our Audit Committee will reconsider its selection.
     Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.
     The Board of Directors recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditors of Greenhill and our subsidiaries for the year ending December 31, 2011. Proxies will be voted FOR ratifying this selection unless otherwise specified.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
     The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Compensation, and Nominating and Governance. Each of the standing committees has adopted and operates under a written charter, all of which are available on our Web site at www.greenhill.com. Other corporate governance documents also are available on our Web site at the same address, including our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Related Person Transaction Policy. The Guidelines, the Code and the Related Person Transaction Policy are also available in print to any shareholder who requests them.
Director Independence
     Under applicable New York Stock Exchange listing standards, a majority of the Board of Directors must be independent, and no director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with Greenhill. In connection with this independence determination, the Board considered transactions and relationships between each director or director nominee or any member of his or her immediate family and Greenhill and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between directors and our director nominee or their affiliates and members of Greenhill’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director or director nominee is independent.
     The Board determined that none of Messrs. Danforth, Goldstone, Key or Blakely:
•	had any material relationship with Greenhill (other than as directors)

•	had any material relationship, either directly or as a partner, shareholder or officer of another organization that has a relationship with Greenhill

•	is an employee or has an immediate family member who is or has in the last three years been an executive officer of Greenhill

•	receives, or has an immediate family member who receives, more than $120,000 in direct compensation from Greenhill (other than director and committee fees)

•	is affiliated with or employed by, or has an immediate family member who is or has been within the past three years a partner of or employee of the Greenhill audit team or, a present or former internal or external auditor of Greenhill

•	is employed or has an immediate family member who is employed as an executive officer of another company where any of Greenhill’s present executives serve on the compensation committee

•	is an executive officer of a company that makes payment to or receives payments from Greenhill for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues

•	is an executive officer of any charitable organization to which Greenhill has contributed an amount in any single fiscal year in excess of $1 million or 2% of the consolidated gross revenues of such charitable organization.
     As a result of this review the Board affirmatively determined that each of our non-employee directors (Robert T. Blakely, John C. Danforth, Steven F. Goldstone, and Stephen L. Key) is “independent” as that term is defined in the applicable New York Stock Exchange listing standards. Messrs. Greenhill and Bok cannot be considered independent directors because of their employment at Greenhill.
Meetings of the Independent Directors
     In addition to the committees of the Board of Directors described above, our non-employee directors meet regularly in executive sessions in which our employee directors (Messrs. Greenhill and Bok) and other members of management do not participate. The independent directors take turns serving as the presiding director of these executive sessions.
Committees of the Board
     Audit Committee
Members:
Stephen L. Key (Chairman)
Robert T. Blakely
John C. Danforth
     The Audit Committee is a separate committee established in accordance with Rule 10A-3 under the Securities Exchange Act of 1934. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in the applicable New York Stock Exchange listing standards and regulations of the Securities and Exchange Commission and that all members are financially literate as required by the applicable New York Stock Exchange listing standards. The Board of Directors also has determined that all members of the Audit Committee have the accounting or related financial expertise required by the applicable New York Stock Exchange listing standards and that Mr. Key is an “audit committee financial expert” as defined by applicable regulations of the Securities and Exchange Commission. While we do not have a policy that limits the number of public company audit committees on which the members of our Audit Committee may serve, none of the members of our Audit Committee other than Mr. Blakely currently serve on more than three such audit committees. Mr. Blakely currently serves on the audit committees of four public companies, including Greenhill. Our Board of Directors has discussed with Mr. Blakely the time and effort required to be devoted by Mr. Blakely to his service on these committees and has affirmatively determined that such services do not impair Mr. Blakely’s ability to serve as an effective member of Greenhill’s Audit Committee.
     The Audit Committee’s purpose is to oversee the independent auditor’s qualifications, independence and performance, the integrity of our financial statements, the performance of our internal audit function and independent auditors and compliance with legal and regulatory requirements. The Audit Committee has sole authority to retain and terminate the independent auditors and is directly responsible for the compensation and oversight of the work of the independent auditors. The Audit Committee reviews and discusses with management and the independent auditors the annual audited and quarterly financial statements, reviews the integrity of the financial reporting processes, both internal and external, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission. The Audit Committee has adopted and operates under a written charter, which is available on our Web site at www.greenhill.com. The Audit Committee met five times during 2010. In addition, the SEC Subcommittee of the Audit Committee, which is responsible for reviewing periodic reports of Greenhill filed with the SEC, met three times during 2010.
     Compensation Committee
Members:
Steven F. Goldstone (Chairman)
Robert T. Blakely
Stephen L. Key
     The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in applicable New York Stock Exchange listing standards. The Compensation Committee oversees our compensation and benefits policies generally, evaluates senior executive performance, oversees and sets compensation for our senior executives and reviews management’s succession plan. The Compensation Committee evaluates our compensation philosophy, goals and objectives generally, and it approves corporate goals related to the compensation of our senior executives (including the chief executive officer), approves compensation and compensatory arrangements applicable to our other executive officers based on our compensation goals and objectives. See “Executive Compensation — Compensation Discussion and Analysis” for more information on the Compensation Committee’s role in determining compensation. In addition, the Committee is responsible for reviewing and recommending the establishment of broad-based incentive compensation, equity-based, retirement or other material employee benefit plans, and for discharging any duties under the terms of our equity incentive plan. The Compensation Committee has adopted and operates under a written charter, which permits the Compensation Committee to delegate its authority to subcommittees of the Chairman of the Compensation Committee when it deems appropriate and in the best interests of Greenhill. The charter is available on our Web site at www.greenhill.com. The Compensation Committee met three times during 2010.
     Nominating and Governance Committee
Members:
Robert T. Blakely (Chairman)
Steven F. Goldstone
Stephen L. Key
     The Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in applicable New York Stock Exchange listing standards. The Nominating and Governance Committee identifies and recommends individuals qualified to become members of the Board of Directors and recommends to the Board sound corporate governance principles and practices for Greenhill. In particular, the Committee assesses the independence of all Board members, identifies and evaluates candidates for nomination as directors, recommends the slate of director nominees for election at the annual meeting of stockholders and to fill vacancies between annual meetings, recommends qualified members of the Board for membership on committees, oversees the director orientation and continuing education programs, reviews the Board’s committee structure, reviews and assesses the adequacy of our Corporate Governance Guidelines, evaluates the annual evaluation process for the Board and Board committees and is charged with overseeing our Related Person Transaction Policy. The responsibilities of the Nominating and Governance Committee are set forth in the Nominating and Governance Committee Charter, which is available on our Web site at www.greenhill.com. The Nominating and Governance Committee met two times during 2010.
Meeting Attendance
     Our Corporate Governance Guidelines provide that our directors are expected to attend meetings of the Board and of the committees on which they serve. We do not have a policy requiring directors to attend our annual meeting of stockholders. All of our directors except Mr. Borrows (who has since resigned from our Board) attended the annual meeting of stockholders in 2010, and all of our directors attended at least 75% of the Board and committee meetings on which the directors served.
Procedures for Contacting the Board of Directors
     The Board has established a process for stockholders and other interested parties to send written communications to the Board or to individual directors. Such communications may be made anonymously. Such communications should be sent by U.S. mail to the Board of Directors, c/o Greenhill, 300 Park Avenue, New York, New York, 10022 (attention: General Counsel). The communications will be collected by the Secretary and delivered, in the form received and if so addressed, to a specified director, the independent directors or the Audit Committee or its Chairman. Items that are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Secretary, including solicitations and advertisements, junk mail and resumes.
Procedures for Selecting and Nominating Director Candidates
     In evaluating the appropriate characteristics of candidates for service as a director, the Nominating and Governance Committee takes into account many factors. At a minimum, director candidates must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, community leadership and meaningful experience in business, law or finance or other appropriate endeavor. In addition, the candidates must be committed to representing the long-term interests of our stockholders. In addition to these minimum qualifications, the Committee also considers other factors it deems appropriate based on the current needs of the Board, including specific business and financial expertise currently desired on the Board, experience as a director of a public company and diversity. The Committee does not have any formal diversity policy. With these factors and characteristics in mind, the Committee will generally begin its search by seeking nominations from existing members of the Board and management. The Committee will also reassess the qualifications of a director, including the director’s past contributions to the Board and the director’s attendance and contributions at Board and committee meetings, prior to recommending a director for reelection to another term.
     Our Board of Directors has adopted procedures by which stockholders may recommend nominees to the Board. The Nominating and Governance Committee will consider any director candidate recommended by shareholders in accordance with the procedures set out in our bylaws and applicable law on the same basis as it considers other director candidates. Stockholders may also submit a letter and relevant information about the candidate to the Secretary at Greenhill & Co., Inc., 300 Park Avenue, New York, New York 10022.
Director and Officer Indemnification
     We have entered into agreements that provide indemnification to our directors, officers and all other persons requested or authorized by our Board of Directors to take actions on behalf of us for all losses, damages, costs and expenses incurred by the indemnified person arising out of such person’s service in such capacity, subject to the limitations imposed by Delaware law. These agreements are in addition to our indemnification obligations under our amended and restated certificate of incorporation.

Board Leadership Structure and Role in Risk Oversight
     The Chairman of our Board of Directors, Robert F. Greenhill, is the founder of Greenhill and has previously served as its Chief Executive Officer. In 2007, Mr. Greenhill relinquished the position as Chief Executive Officer. At that time, the Board of Directors determined that it was in the best interests of our stockholders for Mr. Greenhill to continue to serve as Chairman of the Board, given the depth of his experience with our firm and our industry. The independent members of our Board of Directors have not chosen to appoint a “lead independent director”. Our Board of Directors, under the guidance of the Nominating and Governance Committee, reviews the structure of our Board of Directors and its committees each year as a part of its annual self evaluation process, and in that context considers, among other things, issues of structure and leadership. The Board of Directors is satisfied that its current structure and processes are well suited for the Company, given its simple business model, significant employee stock ownership and size.
     The Board of Directors has delegated risk management and oversight to the Audit Committee. The Audit Committee receives regular reports on risk matters, including financial, legal and regulatory risks, at its quarterly meetings. The Audit Committee oversees the company’s periodic risk assessments and risk-based internal audits. In addition, the Audit Committee meets regularly with the Chief Compliance Officer, principal accounting officer and General Counsel of Greenhill as well as its external and internal auditors, to discuss issues related to risk management. The Audit Committee, in turn, reports any material risk issues which may arise to the full Board of Directors.
Code of Business Conduct and Ethics
     We have adopted a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our principal executive officers, principal financial officer, principal accounting officer, controller and other employees performing similar functions. A copy of this Code of Business Conduct and Ethics is available on our Web site at www.greenhill.com.
     We intend to post on our Web site any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officers, principal financial officer, principal accounting officer, controller and other persons performing similar functions within four business days following the date of such amendment or waiver.
Related Person Transactions Policy
     We have adopted a written related person transactions policy, which is administered by the Nominating and Governance Committee. This policy applies to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and the Company or any subsidiary of the Company. For the purposes of the policy, “related persons” consist of executive officers, directors, director nominees, any shareholder beneficially owning more than 5% of the Company’s common stock, and immediate family members of any such persons. Under the policy, the transaction will be referred to the General Counsel, the Chief Executive Officer and/or the Nominating and Governance Committee for review depending on who the “related person” is. Such reviewer will review, approve or ratify the transaction, taking into account all factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No reviewer may participate in any review, approval or ratification of any related person transaction in which such reviewer or any of his or her immediate family members is the related person. All determinations by the Chief Executive Officer or the General Counsel under the policy will be reported to the Committee at its next regularly scheduled meeting or earlier if appropriate. The related person transactions discussed in “Certain Relationships and Related Transactions” below were entered into before the adoption of this written policy.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     Overview and Process
     The Compensation Committee of the Board of Directors, which consists entirely of independent outside directors, has overall responsibility for evaluating and approving the executive officer base salary, annual and long-term incentive compensation, benefit, severance, equity-based and other compensation plans, policies and programs of Greenhill. Neither we nor the Compensation Committee has retained any compensation or similar consultants to assist in determining forms or amounts of compensation for employees or directors. Rather, the Compensation Committee maintains a dialogue with the management of Greenhill regarding compensation, industry practices, and the contributions of individual executives which are taken into account in determining compensation. Scott Bok, our Chief Executive Officer, makes recommendations to the Compensation Committee regarding both the form and amount of base salary and incentive compensation each year. The Compensation Committee, in approving annual and long-term incentive compensation, is also aware of the amounts of compensation previously awarded to the executive officers and their level of stock ownership.
     Compensation Philosophy
     Given the critical importance of human capital to our business, we have designed our executive compensation program to attract, motivate and retain the executive leadership necessary for Greenhill to achieve long-term success and increase stockholder value. Our compensation policy has not changed since our initial public offering in 2004. A substantial portion of each executive’s total compensation is variable and delivered on a pay-for-performance basis. We are committed to utilizing the executive compensation program to reinforce our ownership culture and to broaden employee ownership over time. We strongly believe that executive and employee ownership directly aligns the interests of employees and stockholders and promotes long-term stockholder value creation. The key components of the compensation program for executive officers are base salary, annual incentive compensation and long-term incentives, each of which is described below. It has historically been our goal that compensation and benefits in the aggregate represent 50% or less of our annual revenues although we recognize that we may need to exceed this ratio under certain circumstances, as was the case in 2010. In allocating compensation to our executive officers and other senior professionals, our primary emphasis is on evaluating the relative contribution to the company that each executive officer and other senior professional has made and on allocating compensation fairly to reflect those contributions. This allocation changes on an annual basis. See “—Allocation of Compensation” below for a description of 2010 allocations.
     Components of Compensation
     Base Salary Annual base salaries for executive officers were set at $600,000 at the time of our initial public offering in 2004 and have remained at that level since then.
     Executive officer base salaries and subsequent adjustments, if any, will be determined by the Compensation Committee, based on a review of relevant publicly available market data and other factors the Compensation Committee believes are relevant. In addition, the Compensation Committee will consider salary adjustments for the organization’s broader employee population.
     Incentive Compensation Incentive compensation is a key component of Greenhill’s executive compensation strategy. Awards of annual and long-term incentive compensation are generally based on Greenhill’s operating performance and each individual’s contributions to revenue as well as to the development of Greenhill’s client base, strategic development, market position and management. Consistent with our philosophy regarding executive ownership, executive officers are eligible for annual incentive compensation generally payable in the form of cash and long-term incentives payable in the form of restricted stock units. Annual incentive compensation awards and long-term incentive compensation awards are only granted once a year, generally at the meeting of the Compensation Committee held in January once the revenue and other financial information is available; however, we often make restricted stock unit grants to new employees at the time that they join the firm to foster a sense of ownership. Incentive compensation is awarded pursuant to the terms of Greenhill’s Equity Incentive Plan, which permits the Compensation Committee to select among a variety of types of awards, including cash, stock, options or restricted stock units. While Greenhill has never awarded any stock options and does not expect to do so, if it were to award stock options, such options, under the terms of the Equity Incentive Plan, must be granted with an exercise price of fair market value on the date of the grant, and under the relevant rules of the New York Stock Exchange, the replacement of any such options with lower-priced options would require stockholder approval.
     Annual Incentive Compensation. The aggregate amount of annual incentive compensation will vary from year to year depending on the amount of our revenues, industry practices and other factors. See “— Allocation of Compensation” below for a description of the process for determining the size of 2010 annual incentive compensation awarded.
     Long-Term Incentive Compensation. The aggregate amount of long-term incentive compensation awarded in any year will also vary from year to year depending on the amount of revenues, industry practices and other factors. Greenhill believes the use of significant equity-based awards as part of the compensation program will support the achievement of the firm’s long-term objectives and stockholder value creation, further align executive and stockholder interests and promote executive ownership. Long-term incentive compensation awards of restricted stock units generally will vest pro rata over a period of five years, consistent with our desire to maximize long-term retention of senior professionals. Some awards of restricted stock units may not vest at all for five years, when they vest fully. Restricted stock units are only transferable in limited circumstances. We pay dividend equivalents to the holders of unvested restricted stock units, although such amounts are subject to forfeiture under certain circumstances. See “— Allocation of Compensation” below for a description of the process for determining the size of 2010 long-term incentive compensation awarded.
     Profit Overrides In 2009, we announced our intention to separate our merchant banking business to focus entirely on our financial advisory business, and we sold certain assets of our merchant banking business (including the right to raise successor funds) to certain of our employees engaged in that business. In previous years, in addition to base salary, annual incentive compensation and long-term incentive compensation described above, those executive officers who also served as members of the investment committees of the merchant banking funds or were otherwise actively involved with those funds, and other employees who played significant roles in the investments made by our funds, were eligible to receive as additional compensation in any fiscal year in the form of interests in profit overrides generated by our merchant banking funds (subject to achievement of a minimum investment return for our funds’ outside investors). As of January 1, 2011, none of our employees focuses exclusively on our merchant banking business, as the separation of that business was completed on December 31, 2010. None of the profit override in respect of investments made in 2009 or 2010 was allocated to any of our executive officers. The ultimate value of the profit override allocated to such officers in earlier years in respect of an investment will not be determinable until that investment has been fully divested or otherwise monetized by the fund in question, a process which can take many years. No portion of such profit overrides is paid to employees until such time as the profit overrides are actually paid to Greenhill by the funds. Profit overrides are subject to vesting, generally over a period of four years, and may only be transferred under limited circumstances.

     Other Forms of Compensation We do not provide any perquisites to any employees other than Mr. Robert F. Greenhill, our Chairman of the Board of Directors and a managing director of Greenhill. Please see “Certain Relationships and Related Transactions” on page 27 for a description of the compensation and perquisites provided to Mr. Greenhill.
     We do not have any pension, severance or deferred compensation plans, except for our tax qualified 401(k) profit sharing plan and pension plans where required by applicable law. We maintain medical, dental, disability and life insurance benefit plans for the benefit of all of our eligible employees.
     Changes in our Executive Officer Team in 2010
     On April 21, 2010, Simon A. Borrows resigned from his position as Co-Chief Executive Officer and Scott L. Bok was appointed as sole Chief Executive Officer. Mr. Borrows stepped down from our Board of Directors on June 30, 2010. Mr. Borrows is now the Chairman of Greenhill & Co. International LLP, our English subsidiary, focusing on some of our most important European clients.
      Allocation of Compensation
     Annual incentive compensation awards and long-term incentive compensation awards are generally granted once at the beginning of each calendar year in respect of performance for the preceding year and a desire for long-term retention of the grant recipients. In order to determine the size of annual incentive and long-term incentive compensation awards to be granted to the executive officers, we begin by determining the available annual incentive compensation pool and long-term incentive compensation pool. Each pool is calculated by multiplying our revenues for the immediately preceding year by a percentage (determined by management in consultation with the Compensation Committee), and subtracting from that number the salaries and benefits paid to all employees, certain other compensation expenses (including the expense attributable to previously issued restricted stock unit grants) and the cash bonuses payable in respect of the preceding fiscal year to all employees other than the managing directors. The remaining amount represents the annual incentive compensation pool out of which cash bonuses to managing directors (including our executive officers) may be awarded.
     The actual percentage of our revenues which was recorded as compensation expense during 2010 was 57%. The actual percentage is determined by management in consultation with the Board of Directors and based on such factors as the relative level of revenues, level of base compensation, the anticipated compensation requirements (which may vary depending on the level of recruitment of new managing directors in any given period and other factors), and the level of other costs and expenses.
     In determining the size of the long-term incentive compensation awards granted to our named executive officers for 2010, the Compensation Committee considered the contributions to revenues, business development and development of the Company of all of the executive officers. In particular, the Compensation Committee noted Mr. Bok’s contributions to the acquisition of Caliburn Partnership Pty Limited (“Caliburn”), an Australian financial advisory firm we acquired in April 2010 (“Caliburn Acquisition”), his role in originating and executing certain client engagements, and Mr. Bok’s contributions to the recruitment of additional managing directors and the expansion of our advisory business. With respect to Mr. Borrows, the Compensation Committee took into account Mr. Borrows’ role in originating and executing certain client engagements. With respect to Mr. Lieb, the Compensation Committee focused on his role in originating and executing certain client engagements, but also Mr. Lieb’s service as one of our principal spokespersons with investors and analysts and his role as Chief Financial Officer. With respect to Mr. Rodriguez and Ms. Ekman, the Compensation Committee noted their contributions to risk management and oversight of the accounting, finance, compliance, legal and other administrative aspects of the management of the Company on a worldwide basis, as well as their contributions to the Caliburn Acquisition. The actual amount of the awards were determined in part on the basis of the amount of relative revenue contributed, the scope of the client relationships originated and/or maintained, the relative importance of the roles played by the executive officers in the execution of specific transactions, in each case, giving due regard to the complexity and difficulty of the administrative roles played by each such officer and the importance of retaining such officers.
     In 2010, we had higher total financial advisory revenue relative to 2009 and annual incentive compensation awards to employees who contributed to those revenues were increased accordingly. However, our executive officers received no cash bonuses in respect of 2010 in order to pay our other professionals on a competitive basis, to strengthen the retention incentive and because most of our peers increased the stock portion of executive compensation. Moreover, and in order to strengthen the retention incentive for our executive officers, all of long-term incentive compensation received by our executive officers in respect of 2010 was in the form of restricted stock units that do not vest at all for five years, when they vest fully (rather than vesting pro rata over five years).
     Executive Stock Ownership
     Most of our executive officers own significant amounts of stock in Greenhill. See “Security Ownership of Directors, Executive Officers and Certain Beneficial Owners.’’ Scott L. Bok, our Chief Executive Officer, owns Greenhill common stock and restricted stock units with a value which is more than 50 times his base salary (assuming a value of our common stock of $70.97, the closing price of the stock on February 24, 2011). Our Chief Financial Officer, Chief Administrative Officer and General Counsel also own, in the form of stock and restricted stock units, stock of Greenhill well in excess of 3 times their base salaries (assuming a value of our common stock of $70.97, the closing price of our stock on February 24, 2011). As a result, we believe our executive officers have a demonstrable and significant interest in increasing the stockholders’ value over the long term.
     Because we have historically awarded our executive officers and other senior employees long-term incentive compensation in the form of restricted stock units with a vesting period that is generally longer than those used by our peers, and because the stock-based component for the executive officers and other senior employees has historically represented a significant portion of compensation, we have not adopted any stock ownership guidelines.
     Our executive officers are prohibited from hedging or otherwise disposing of the economic risk of ownership of any of our shares owned by them through short sales, option transactions or other derivative instruments.
     Tax and Accounting Implications
     Policy on Qualifying Compensation for Deductibility. Section 162(m) of the Internal Revenue Code limits deductions for non-performance-based annual compensation in excess of $1.0 million paid to certain executive officers. Our policy is to maximize the tax deductibility of compensation payments to our executive officers. We may, however, authorize payments to executive officers that may not be fully deductible if we believe such payments are in our stockholders’ interests as may be the case for portions of the grants of restricted stock units awarded to our executive officers in February 2011.
     Compliance with Section 409A of the Internal Revenue Code. We structure compensation in a manner intended to avoid the incurrence of any additional tax, interest or penalties under Section 409A of the Internal Revenue Code.
     Accounting for Stock-Based Compensation. We account for stock-based compensation in accordance with the requirements of FASB Accounting Standards Codification (“ASC”) Topic 718.

     Compensation Committee Interlocks and Insider Participation
     The Compensation Committee, comprised entirely of independent, non-employee directors, is responsible for establishing and administering our policies involving the compensation of our executive officers. No employee of Greenhill serves on the Compensation Committee. The Compensation Committee members have no interlocking relationships as defined by the Securities and Exchange Commission.
     COMPENSATION COMMITTEE REPORT
     The Compensation Committee of the Board of Directors of Greenhill has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.
     Compensation Committee of the Board of Directors of Greenhill & Co., Inc.
     Steven F. Goldstone, Chairman
     Stephen L. Key
     Robert T. Blakely

EXECUTIVE COMPENSATION TABLES
2010 Summary Compensation Table (1)

					Non-Equity
				Stock	Incentive
				Awards	Plan	All Other
Name	Year	Salary		(2)	Compensation (3)	Compensation		Total
Scott L. Bok	2010	$600,000		$7,316,915	-0-	$356,483	(4)	$8,273,398
Chief Executive Officer	2009	600,000		2,277,714	$575,000	665,975	(5)	4,118,689
	2008	600,000		1,935,000	92,366	2,495,184	(6)	5,122,550
Simon A. Borrows	2010	393,470	(7)	1,200,000	-0-	260,151	(8)	1,853,621
Former Co-Chief Executive Officer	2009	563,871	(9)	2,753,232	236,129	506,115	(10)	4,059,347
	2008	625,319	(11)	3,780,000	74,681	1,173,949	(12)	5,653,949
Richard J. Lieb	2010	600,000		691,915	-0-	91,945	(13)	1,383,860
Chief Financial Officer	2009	600,000		1,050,000	-0-	151,103	(14)	1,801,103
	2008	600,000		828,000	92,366	150,397	(15)	1,670,763
Harold J. Rodriguez, Jr.	2010	600,000		791,915	-0-	42,888	(16)	1,434,803
Chief Administrative Officer	2009	600,000		558,476	-0-	69,969	(17)	1,228,445
	2008	600,000		289,276	47,366	228,673	(18)	1,165,315
Ulrika Ekman (19)	2010	600,000		791,915	-0-	40,578	(20)	1,432,493
General Counsel and Secretary	2009	600,000		595,000	-0-	45,225	(21)	1,240,225
	2008	600,000		272,553	47,366	56,269	(22)	976,189

(1)	Our executive officers as of December 31, 2010 were Messrs. Bok, Lieb, Rodriguez and Ms. Ekman. Mr. Borrows stepped down as Co-Chief Executive Officer and ceased to be an executive officer on April 21, 2010. He is currently Chairman of Greenhill & Co. International, LLP.

(2)	These amounts reflect the aggregate grant date fair value determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 of awards made pursuant to our Equity Incentive Plan in the referenced fiscal year. See footnotes 2 (Summary of Significant Accounting Policies) and 12 (Restricted Stock Units) to our financial statements for the year ended December 31, 2010 included in our Form 10-K filed with the Securities and Exchange Commission. In addition, in February 2011, the named executive officers were granted additional awards of restricted stock units (which we refer to as RSUs) under our Equity Incentive Plan as part of fiscal year 2010 compensation as follows: Mr. Bok, 41,698 RSUs; Mr. Borrows, 5,383 RSUs; Mr. Lieb 11,904 RSUs, Mr. Rodriguez, 11,904 RSUs, and Ms. Ekman 11,904 RSUs. All of these awards will vest as to 100% on January 1, 2016.

(3)	These amounts reflect the cash awards to the named executive officers in respect of performance in the referenced year. We refer to this portion of our annual incentive compensation as a bonus.

(4)	Consists of $328,883 in dividend equivalent payments made in respect of unvested RSUs (“Dividend Equivalent Payments”); $26,600 in cash distributed in respect of profit overrides on investments made by Greenhill Capital Partners (or GCP) (“Profit Overrides”) awarded in previous fiscal years; and $1,000 in a matching contribution to Mr. Bok’s 401(k) Profit Sharing Plan.

(5)	Consists of $382,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years; $275,890 Dividend Equivalent Payments; $7,085 in profit sharing contributions and $1,000 in a matching contribution to Mr. Bok’s 401(k) Profit Sharing Plan

(6)	Consists of $2,238,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years; $249,550 in Dividend Equivalent Payments; $6,634 in profit sharing contributions and $1,000 in a matching contribution to Mr. Bok’s 401(k) Profit Sharing Plan. Mr. Bok was also awarded a portion of the Profit Overrides in respect of the investments made by GCP in 2008, subject to vesting (“2008 Profit Override Percentage”). Mr. Bok’s 2008 Profit Override Percentage was 1.43%. Mr.

Bok did not receive any cash or securities in respect of his 2008 Profit Override; we cannot predict when, if ever, Mr. Bok will receive any cash or securities in respect thereof.

(7)	Mr. Borrows’ base salary was paid in British pound sterling and converted to U.S. dollars using an exchange rate of $1.55 to £1 (the average monthly exchange rate during the period).

(8)	Consists of $250,551 in Dividend Equivalent Payments and $9,600 in cash distributed in respect Profit Overrides awarded in previous fiscal years.

(9)	Mr. Borrows’ base salary was paid in British pound sterling and converted to U.S. dollars using an exchange rate of $1.57 to £1 (the average monthly exchange rate during the period).

(10)	Consists of $373,115 in Dividend Equivalent Payments and $133,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years.

(11)	Mr. Borrows’ base salary was paid in British pound sterling and converted to U.S. dollars using an exchange rate of $1.85 to £1 (the average monthly exchange rate during the period).

(12)	Consists of $826,000 cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years and $347,949 in Dividend Equivalent Payments. In addition, Mr. Borrows was also awarded a portion of the profit overrides on investments made by GCP Europe in 2008, subject to vesting of 1.0%.

(13)	Consists of $90,945 in Dividend Equivalent Payments and $1,000 in a matching contribution to Mr. Lieb’s 401(k) Profit Sharing Plan.

(14)	Consists of $143,018 in Dividend Equivalent Payments; $7,085 in profit sharing contributions and $1,000 in matching contributions to Mr. Lieb’s 401(k) Profit Sharing Plan.

(15)	Consists of $142,763 in Dividend Equivalent Payments; $6,634 in profit sharing contributions and $1,000 in matching contributions to Mr. Lieb’s 401(k) Profit Sharing Plan.

(16)	Consists of $39,488 in Dividend Equivalent Payments, $2,400 in cash distributed in respect Profit Overrides awarded in previous fiscal years and $1,000 in a matching contribution to Mr. Rodriguez’ 401(k) Profit Sharing Plan.

(17)	Consists of $34,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years; $27,884 in Dividend Equivalent Payments; $7,085 in profit sharing contributions and $1,000 in matching contributions to Mr. Rodriguez’ 401(k) Profit Sharing Plan.

(18)	Consists of $206,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years; $15,039 in Dividend Equivalent Payments; $6,634 in profit sharing contributions and $1,000 in matching contributions to Mr. Rodriguez’ 401(k) Profit Sharing Plan. In addition, Mr. Rodriguez was awarded a 2008 Profit Override Percentage of 0.10%.

(19)	Ms. Ekman served as General Counsel from May 2004 until March 14, 2008, and became General Counsel again on July 22, 2009.

(20)	Consists of $39,578 in Dividend Equivalent Payments and $1,000 in a matching contribution to Ms. Ekman’s 401(k) Profit Sharing Plan.

(21)	Consists of $36,340 in Dividend Equivalent Payments; $800 cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years; $7,085 in profit sharing contributions and $1,000 in matching contributions to Ms. Ekman’s 401(k) Profit Sharing Plan.

(22)	Consists of $38,635 in Dividend Equivalent Payments; $10,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years; $6,643 in profit sharing contributions and $1,000 in matching contributions to Ms. Ekman’s 401(k) Profit Sharing Plan.

2010 Grants of Plan Based Awards

		Estimated
		Future Payouts	All Other
		Under Non-	Stock Awards;		Grant Date
		Equity Incentive	Number of		Fair Value of
		Plan Awards	Shares of Stock		Stock Awards
Name	Grant Date	(Target) ($) (1)	or Units (2)		(4)
Scott L. Bok	January 27, 2010	See Note 1	22,918	(2)	$1,816,915
	January 27, 2010	See Note 1	69,374	(3)	5,500,000
Simon A. Borrows	January 27, 2010	See Note 1	15,136	(2)	1,200,000
Richard J. Lieb	January 27, 2010	See Note 1	8,727	(2)	691,915
Harold J. Rodriguez, Jr.	January 27, 2010	See Note 1	9,989	(2)	791,915
Ulrika Ekman	January 27, 2010	See Note 1	9,989	(2)	791,915

(1)	As described in the “Compensation Discussion and Analysis’’, the named executive officers are eligible for an annual incentive compensation award in the form of a cash payment. As described in the “Compensation Discussion and Analysis’’ above, the actual amounts paid to our executive officers are determined by our Compensation Committee once the available annual incentive compensation award pool is known and are subject to a percentage cap on each executive officer’s potential annual incentive compensation award which is established by the Compensation Committee at the beginning of each performance period. See footnote 1 of the 2010 Summary Compensation Table for information on the restricted stock units granted in 2011 as part of our long-term incentive compensation program in respect of 2010 performance to the named executive officers.

(2)	These restricted stock units were granted in 2010 as a part of our long-term incentive compensation program in respect of 2009 compensation. These awards will vest as to 20% on each anniversary of the grant date (the first vesting occurred on January 27, 2011).

(3)	These restricted stock units were granted in 2010 as a part of our long-term incentive compensation program in respect of 2009 compensation. These awards will vest 100% on the fifth anniversary of the grant date.

(4)	These amounts reflect the grant date fair value determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

Outstanding Equity Awards at Fiscal Year-End 2010

Number of
	Shares or Units			Market Value of Shares or
	of Stock			Units of Stock
	That Have Not			That Have Not Vested ($)
Name	Vested (1)			(2)
Scott L. Bok	5,017	(A	)
	12,542	(B	)
	21,620	(C	)
	17,499	(D	)
	10,198	(E	)
	23,545	(F	)
	22,918	(G	)
	69,374	(H	)

	182,713			14,923,998
Simon A. Borrows	7,713	(A	)
	19,281	(B	)
	21,562	(C	)
	34,183	(D	)
	10,198	(E	)
	31,122	(F	)
	15,136	(G	)

	139,195			11,369,448
Richard J. Lieb	2,036	(A	)
	5,089	(B	)
	4,362	(C	)
	7,488	(D	)
	10,198	(E	)
	3,983	(F	)
	8,727	(G	)

	41,883			3,421,003
Harold J. Rodriguez, Jr.	0	(A	)
	287	(B	)
	717	(C	)
	1,209	(D	)
	2,616	(E	)
	7,120	(F	)
	9,989	(G	)

	21,938			1,791,896
Ulrika Ekman	0	(A	)
	243	(B	)
	607	(C	)
	1,099	(D	)
	2,465	(E	)
	7,585	(F	)
	9,989	(G	)

	21,988			$1,795,980

(1)	The units referred to in this column are restricted stock units granted pursuant to our Equity Incentive Plan. No other types of equity awards are outstanding. Those awards marked (A) vested on January 26, 2011; those awards marked (B) vested as to 100% on January 26, 2011; those awards marked (C) vested as to 20% of the original award on January 31, 2011, and the remainder will vest ratably on January 31, 2012; those marked (D) vested as to 20% of the original award on January 28, 2011, and the remainder will vest ratably on January 28 of each of 2012 and 2013; those awards marked (E) vested as to 20% of the original award on January 28, 2011, and the remainder will vest ratably on January 28 of 2012, 2013 and 2014; those marked (F) will vest 100% on January 28, 2014; those marked (G) vested as to 20% of the original award on January 27, 2011, and the remainder will vest ratably on January 27 of each of 2012, 2013, 2014 and 2015; and those marked (H) will vest 100% on January 27, 2015.

(2)	The market value has been calculated by multiplying the number of shares underlying the award by the closing price of our common stock on December 31, 2010 (the last trading day of 2010), $81.68. For the purposes of this calculation, we have assumed that all conditions to the vesting of these awards will be fulfilled.
Stock Vested as of Fiscal Year End 2010

	Number of Shares	Value Realized
	Acquired on	Upon Vesting
Name	Vesting	($) (1)
Scott L. Bok	62,851	$4,996,236
Simon A. Borrows	83,227	6,617,693
Richard J. Lieb (2)	43,829	3,606,952
Harold J. Rodriguez, Jr.	3,542	279,137
Ulrika Ekman	5,904	468,843

(1)	Value realized upon vesting calculated by multiplying the number of shares acquired upon vesting at the closing market price of the shares on the last trading date prior to each vesting date.

(2)	Value realized upon vesting equals the sum of $2,879,168 (in respect of shares vested on March 31, 2010) and $727,784 (in respect of shares vested in January 2010), in each case multiplying the number of shares acquired upon vesting by the closing market price of the shares on the last trading date prior to each vesting date.
Potential Payments upon Termination or a Change of Control
     None of our executive officers or other employees have any severance agreements or arrangements. However, our Equity Incentive Plan provides that upon the death, disability, retirement or upon the termination of employment without cause (as determined by our Compensation Committee) within two years following a change of control or six months prior to a change of control if the Compensation Committee reasonably believes such termination was at the behest of an acquiring entity, any restricted stock unit previously granted will be immediately accelerated and become fully vested (which we refer to as the acceleration provision). The acceleration provision applies to the restricted stock units held by all of our employees. Had the acceleration provision been triggered on December 31, 2010, the value of the number of shares of our common stock to be delivered on that date to our executive officers would have been as follows (calculated using the closing price of our common stock on December 31, 2010 of $81.68): Mr. Bok, $14,923,998, Mr. Borrows, $11,369,448, Mr. Lieb, $3,421,002, Mr. Rodriguez, $1,791,896 and Ms. Ekman, $1,795,980.
Employment Agreements
     The employment agreements of Messrs. Bok and Rodriguez provide that they will be paid an annual base salary of $600,000, subject to annual review by the Compensation Committee, and that they may be awarded a bonus in an amount to be determined in the sole discretion of the Compensation Committee. These employment agreements are terminable by either party on 90 days’ prior written notice. Mr. Borrows’ employment agreement was terminated in June 2010 and replaced by a substantially similar agreement, except that Mr. Borrows’ salary will be $300,000; that agreement also provides that Mr. Borrows’ remaining restricted stock units will vest fully in three years. All of our executive officers are subject to limitations on their ability to compete with us during the term of their employment and for a three month period thereafter; they are also prohibited from soliciting certain of our employees for a period of six months following the termination of their employment.
DIRECTOR COMPENSATION TABLE
2010 Director Compensation

		Stock
	Fees Earned or Paid	Awards (1)
Name	in Cash ($)	($)	Total ($)
John C. Danforth	$50,000	$49,978	$99,978
Steven F. Goldstone	0	100,020	100,020
Stephen L. Key	57,500	57,464	114,994
Robert T. Blakely	100,000	0	100,000

(1)	These amounts reflect the aggregate grant date fair value determined in accordance with FASB ASC Topic 718 for awards granted in 2010 pursuant to our Equity Incentive Plan. As these awards are fully vested, the entire expense arising from them is recognized in the year the services were rendered to which they relate.
     During 2010, directors who were not Greenhill employees received an annual retainer of $100,000 for service on our Board of Directors payable at their option either in cash or stock or a combination. No separate meeting fees were paid. The chairman of the Audit Committee received an additional annual cash retainer of $15,000, which was paid at his option in a combination of cash and stock. We have not retained any compensation consultants to advise on director compensation.
     It is our policy to ask our non-employee directors to retain any stock granted to them as compensation until such time as they complete their service on the Board, subject to exceptions for unforeseen personal circumstances.
     Our non-employee directors also will be reimbursed for reasonable out-of-pocket expenses incurred in connection with their service on the Board and the Board committees. We may also arrange transportation for our directors to and from Board meetings. Employees of Greenhill who also serve as directors receive compensation for their services as employees, but they do not receive any additional compensation for their service as directors. No other compensation is paid to our Board members in their capacity as directors. Non-employee directors do not participate in our employee benefit plans. See discussion under “Certain Relationships and Related Transactions — Other Compensation” for a description of the compensation paid to Robert F. Greenhill, who is the Chairman of our Board of Directors and an employee of Greenhill, but is not an executive officer.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     We recognize that transactions between us and any of our directors or executives can present potential or actual conflicts of interest or create the appearance that our decisions are based on considerations other than what is in the best interests of the firm and our stockholders. We also recognize that at times, such transactions may actually be in the best interests of the Company. Therefore, to ensure such transactions are given due consideration, our Board of Directors adopted a Related Persons Transaction Policy. Under the policy, the Chief Executive Officer, the General Counsel and the Nominating and Governance Committee are tasked with reviewing the proposed transactions between Greenhill and the related parties and the Nominating and Governance Committee is charged with overseeing the policy. See “Information Regarding the Board of Directors and Corporate Governance — Related Persons Transaction Policy” above.
Related Transactions Involving Our Directors and Executive Officers
Other Compensation
     Mr. Greenhill, one of our directors, is our founder, Chairman and an employee of Greenhill. In 2010, Mr. Greenhill received a total of $8,524,541 in compensation, including $7,316,915 in restricted stock units awarded in 2010 (calculated by multiplying the number of shares underlying the award by the closing price of our common stock on the trading date prior to the grant date of the award). We also provide Mr. Greenhill with a car and driver, with a cost to Greenhill of $158,983 in 2010 (comprised principally of compensation expense in respect of Mr. Greenhill’s driver who is our employee). In addition, Mr. Greenhill uses an aircraft owned by us for personal travel; Mr. Greenhill reimburses us for the costs associated with his personal use of the aircraft. See “—Use of Corporate Aircraft” below. These perquisites are provided only to Mr. Greenhill, in recognition of his role as founder of our firm.
Relationship with Merchant Banking Funds and other Principal Investments
     Greenhill has an indirect interest in three different merchant banking funds and one venture fund, which we refer to as Greenhill Capital Partners I (or Fund I), Greenhill Capital Partners II (or Fund II), Greenhill Capital Partners Europe (or GCP Europe) and Greenhill SAVP (or GSAVP), each of which consists of several related fund vehicles which generally invest in parallel on a pro rata basis (we refer to those funds collectively as the “Funds’’). The managing general partners of the Funds (other than the Original General Partner) are controlled by Greenhill.
     Greenhill’s employees, including all of its executive officers and directors, committed an aggregate of $292 million of capital to the Funds’ total committed capital of $1.8 billion.
     Greenhill and those employees who made capital commitments to the Funds (including all of the executive officers) have entered into a series of agreements with Funds (the “Partnership Agreements’’). The principal terms of such Partnership Agreements are as follows:
     All limited partners in Fund II, GCP Europe and GSAVP who are managing directors or other employees of Greenhill have agreed to pay during the commitment period an annual management fee to the respective managing general partner of such Fund ranging from 1.5% and 2.5% of the capital committed by such limited partners. The commitment period for Fund II terminated on June 7, 2010, and will terminate for GCP Europe on December 31, 2012 and for GSAVP on September 30, 2011, in

each case, unless extended or terminated earlier by the general partner in accordance with the terms of the applicable Partnership Agreements. Upon termination of the relevant commitment period, the annual management fee was reduced to 1% of the invested capital in the case of Fund II, and will be reduced to 2% in the case of GCP Europe, and 1.5% of the invested or reserved capital in the case of GSAVP. Limited partners who are employees of Greenhill (with certain exceptions) also agreed to pay to the managing general partners of the funds certain profit overrides. The Partnership Agreements also provide for the payment by the limited partners of certain expenses incurred by the general partner and for the indemnification of the general partner, its affiliates and their employees under certain circumstances.
     On December 22, 2009, Greenhill closed the previously announced sale of certain of the firm’s merchant banking assets (including the right to raise successor funds) to a newly-formed entity, GCP Capital Holdings, Inc. (“GCP Capital”), owned by Robert H. Niehaus, and V. Frank Pottow, who were, at the time of the sale, employees in our merchant banking business, in exchange for 289,050 shares of Greenhill common stock. Messrs. Niehaus and Pottow remained employees of Greenhill until December 31, 2010, when the separation of the merchant banking business was completed. In connection with the sale, we agreed to commit $5,000,000 to a new merchant banking fund to be raised by GCP Capital, Greenhill Capital Partners III (“GCP III”). A number of our employees have also made commitments to GCP III.
Relationship with Barrow Street Capital
     Barrow Street Capital LLC, or Barrow Street Capital, is a real estate merchant banking firm founded in 1997. One of Barrow Street Capital’s two managing principals is Robert F. Greenhill, Jr., son of Robert F. Greenhill, the Chairman of Greenhill. Barrow Street Capital’s investment committee includes Robert F. Greenhill, Jr., Robert F. Greenhill and other principals of Barrow Street Capital. Greenhill committed $5.0 million to Barrow Street Capital Real Estate Fund III (“BSREF III’’), with its investment bearing no management fees or profit override. The commitment period for BSREF III has ended. Certain of Greenhill’s managing directors also committed capital to BSREF III.
Use of Corporate Aircraft
     Through our wholly-owned subsidiary Greenhill Aviation Co., LLC, we own and operate an airplane that is used by our employees for transportation on business travel and by Robert F. Greenhill and his family for transportation on business and personal travel. We bear all costs of operating the aircraft, including the cost of maintaining air and ground crews. We have an aircraft expense policy in place that sets forth guidelines for personal and business use of the airplane. Mr. Greenhill reimburses the company for the actual out of pocket costs associated with the operation of the company’s aircraft in connection with the personal use thereof by Mr. Greenhill. In 2010, Mr. Greenhill reimbursed us $237,750 for such costs incurred in 2010. No other employees used the aircraft for personal travel in 2010.
     In addition, employees of Greenhill from time to time use airplanes personally owned by Mr. Greenhill for business travel. In those instances, Mr. Greenhill invoices us for the travel expense on terms we believe are comparable to those we could secure from an independent third party. During 2010 we paid $16,652 to an entity controlled by Mr. Greenhill on account of such expenses.
Use of Hangar Space
     Riversville Aircraft Corporation, an entity controlled by Robert F. Greenhill, uses and reimburses us for a portion of the hangar space we lease at the Westchester County Airport. In 2010 Riversville Aircraft Corporation paid us $69,720 in rent and related costs. Riversville Aircraft Corporation reimburses us for its use of a portion of the hangar space on terms we believe are comparable to those we could secure from an independent third party.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS
Audit Committee Report
     The Audit Committee of the Board of Directors is responsible for assisting the Board in overseeing the integrity of the financial statements of Greenhill, compliance by Greenhill with legal and regulatory requirements, and the independence and performance of Greenhill’s internal and external auditors.
     The consolidated financial statements of Greenhill, Inc. for the year ended December 31, 2010, were audited by Ernst & Young LLP, independent auditors for Greenhill.
     As part of its activities, the Committee has:
1.	Reviewed and discussed with management and the independent auditors the audited financial statements of Greenhill;
2.	Discussed with the independent auditors the matters required to be communicated under Statement on Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T;
3.	Received from the independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence; and
4.	Discussed with the independent auditors, the independent auditors’ independence.
     Management is responsible for Greenhill’s system of internal controls and the financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Our Committee’s responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the consolidated financial statements, and relying thereon, we have recommended to Greenhill’s Board of Directors the inclusion of the audited consolidated financial statements in Greenhill’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.
Audit Committee of the Board of Directors of Greenhill
Stephen L. Key, Chairman
John C. Danforth
Robert T. Blakely
Auditor Fees
     Ernst & Young LLP served as our principal auditors for 2010. The following table presents fees for professional audit services for the audit of our annual consolidated financial statements for fiscal years 2009 and 2010 as well as fees for the review of our interim consolidated financial statements for each quarter in fiscal years 2009 and 2010 and for all other services performed for fiscal years 2009 and 2010 by Ernst & Young LLP.

	2009	2010
Audit Fees	$786,000	$884,400
Audit-Related Fees	0	0
Tax Fees	145,069	139,858
All Other Fees	24,100	405,739

     “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and internal control over financial reporting. “Tax fees” are fees for tax compliance, tax advice and tax planning, and “all other fees” are fees for any services not included in the other categories.
     In addition, Ernst & Young LLP served as the auditors of Greenhill Capital Partners, Greenhill Capital Partners Europe and GSAVP and received fees for audit in 2009 and 2010 of $401,000 and $403,300, respectively, and fees for tax and other services including due diligence rendered of $0 and $365,500 in 2009 and 2010, respectively.
Auditor Services Pre-Approval Policy
     The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditors. In accordance with this policy, the Committee’s practice is to approve annually all audit services and, on a case-by-case basis, recurring permissible non-audit services to be provided by the independent auditors during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence. In addition, the Audit Committee may pre-approve other non-audit services during the year on a case-by-case basis, and delegate authority to grant such pre-approvals during the year to the chairperson of the Audit Committee, so long as the chairperson informs the Audit Committee at its next scheduled meeting.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING
     In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2012 annual meeting of stockholders, the written proposal must be received at our principal executive offices at 300 Park Avenue, New York, New York 10022, Attention: Secretary, on or before November 12, 2011. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
     Under our bylaws, director nominations or other business that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2012 Annual Meeting, must be received no earlier than December 21, 2011 and no later than January 20, 2012, and must include all of the requirements pursuant to our bylaws. Written notice must be delivered to the Secretary within these deadlines.
AVAILABLE INFORMATION
     Our 2010 Annual Report to Stockholders and our Form 10-K, including financial statements for the year ended December 31, 2010, accompany this proxy statement. Stockholders who wish to obtain an additional copy of our Annual Report and/or a copy of the Form 10-K filed with the SEC for the year ended December 31, 2010 or a copy of any of the charters of our Audit Committee, Compensation Committee or Nominating and Governance Committee, our Corporate Governance Guidelines, Related Person Transaction Policy or Code of Business Conduct and Ethics, may do so without charge by viewing these documents on our Web site at www.greenhill.com or by writing to Greenhill, Attention: Investor Relations, 300 Park Avenue, New York, New York 10022.
OTHER MATTERS
     We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Greenhill.

GREENHILL & CO., INC.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 19, 2011.

Vote by Internet
•	Log on to the Internet and go to
http://proxy.georgeson.com/
•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-877-456-7915 within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A   Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3 and every 3 YRS for Proposal 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

01 - Robert F. Greenhill	☐	☐	02 - Scott L. Bok	☐	☐	03 - John C. Danforth	☐	☐

04 - Steven F. Goldstone	☐	☐	05 - Stephen L. Key	☐	☐	06 - Robert T. Blakely	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of the Selection of Ernst & Young LLP to serve as Greenhill’s auditors for the year ending December 31, 2011.	☐	☐	☐	3.	Approval, by non-binding vote, of Greenhill’s executive compensation.	☐	☐	☐

		3 Yrs	2 Yrs	1 Yr	Abstain

4.	Recommendation, by non-binding vote, of the frequency of future advisory votes on Greenhill’s executive compensation.	☐	☐	☐	☐
 B   Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐
 C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Greenhill & Co., Inc.

Notice of 2011 Annual Meeting of Stockholders
300 PARK AVENUE
NEW YORK, N.Y. 10022
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS — APRIL 20, 2011
The undersigned hereby appoints Robert F. Greenhill and Scott L. Bok as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Greenhill & Co., Inc. held of record by the undersigned on March 1, 2011, at 11:00 A.M., at the Annual Meeting of Stockholders to be held at The Waldorf Astoria located at 301 Park Avenue, New York, New York 10022, on April 20, 2011, or any adjournment or postponement thereof and in their discretion on any other matters that may properly come before the meeting or any adjournment or postponement thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)